October 8, 1996




Fruehauf Trailer Corporation
Bank One Center/Tower
111 Monument Circle
Suite 3200
Indianapolis, Indiana  46204

Attn: Ken Minor


           Re:  Payoff of Indebtedness of Fruehauf Trailer
                Corporation to K-H Corporation


Dear Ken:

          Reference is made to (i) that certain Working
Capital Term Note dated April 19, 1996 from Fruehauf
Trailer Corporation ("Debtor") to K-H Corporation ("K-H") as assignee of Congress Financial Corporation (Central)
("Congress") and the Term Loan Financing Agreements referred to therein; (ii) that certain Supplemental
Working Capital Term Note dated June 21, 1996 from Debtor to K-H as assignee of Congress and the Term Loan Financing
Agreements referred to therein and (iii) that certain
Subordinated Revolving Note dated June 21, 1996 from
Debtor to K-H and the Revolving Loan Documents referred to therein (collectively the"Loan Documents"). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Documents.

          The Debtor has requested that the Loan Documents be terminated and intends to pay all Term Loan Obligations and Loan Obligations referred to in the Loan Documents
(collectively "Obligations") from the proceeds of a new debtor-in-possession working capital facility provided by Madeleine, L.L.C. (the "DIP Lender"). This letter agreement is intended to set forth the terms and conditions regarding the payment of the Obligations.

          If received by 1:00 p.m. (New York time) on October 9, 1996, the amount necessary to pay all Obligations outstanding as of such date is $6,737,118.10
(as it may be increased pursuant to the immediately following sentence, the "Payoff Amount"), comprised of

(i) $6,500,000 in respect of principal of such Working
Capital Term Note and Supplemental Working Capital Term
Note; (ii) $125,000 in respect of principal of such Subordinated Revolving Note; (iii)$70,326.39 in respect of accrued and unpaid interest on such Working Capital Term
Note and Supplemental Working Capital Term Note from
September 1, 1996 through October 9, 1996 (it being understood that this amount is net of the amounts payable by K-H to Congress pursuant to Section 11 of each of that certain Note Purchase and Assignment Agreement dated April
19, 1996 and that certain Supplemental Note Purchase and
Assignment Agreement dated June 21, 1996 between Congress and K-H which shall be paid directly by Debtor to Congress on behalf of and at the direction of K-H); (iv) $1,791.67 in respect of accrued and unpaid interest on such Subordinated Revolving Note from August 22, 1996 through
October 9, 1996; and (v) $40,000 in respect of estimated attorneys fees and expenses included in the Obligations.
If the Payoff Amount is received by K-H in accordance with the provisions hereof after 1:00 p.m. (New York time) on October 9, 1996 (it being understood that any payment received after 1:00 p.m. (New York time) on any particular day shall be deemed received on the immediately following
Business Day), then the Payoff Amount shall be increased by the per diem amount of $ 1,888.02.

            This letter agreement will also confirm that at the time (i) K-H has received duly executed counterparts of this letter agreement by each of the Debtor and each subsidiary of the Debtor listed on the signature pages hereto that has guaranteed the Obligations
(the "Guarantors"), (ii) the Bankruptcy Court has entered an order (in form and substance satisfactory to K-H, it being understood that the proposed form of order initially filed with the Bankruptcy Court is satisfactory to K-H) approving this letter agreement, including the releases contained herein, as to which no stay is in effect and no appeal has been filed and is pending and (iii) K-H has received payment by a federal funds wire transfer of the Payoff Amount in the following account:

                     Comerica Bank
                     Detroit, Michigan
                     ABA Routing # 072000096
                     K-H Corporation General Account
                     Account #1076-139045

then (i) all liabilities, obligations and indebtedness by Debtor to K-H under the Loan Documents shall have been satisfied in full, (ii) all of the Loan Documents shall hereby terminate, (iii) the right and commitment to borrow any additional funds thereunder shall be hereby terminated and (iv) the liens and security interests of K-H in any and all of the Collateral shall be hereby released and terminated; provided, however, that all of the respective indemnification and reimbursement obligations of the Debtor and the Guarantors under the Loan Documents (including, without limitation, their respective obligations, jointly and severally, to indemnify and reimburse K-H for (i) any reasonable unpaid attorneys' fees and expenses or other costs chargeable under the Loan Documents and (ii) any previously paid principal, interest, attorneys' fees and expenses or other costs chargeable under the Loan Documents as to which payment therefor is subsequently invalidated, set aside or otherwise required to be disgorged for any reason by K-H to any person or entity) (i) shall survive such payment and (ii) shall constitute an expense of administration in the respective bankruptcy cases of the Debtor and each applicable Guarantor junior to the claims of the DIP Lender.

            Promptly following the Effective Date, K-H will also deliver to the DIP Lender or, at the request of the DIP Lender, the Debtor executed release and termination documents covering K-H's liens and security interests in all of the Collateral. K-H shall have no responsibility for the filing of such documents, and the full cost of making such filings shall be borne by the Debtor. Thereafter, K-H will from time to time upon the reasonable request of the DIP Lender or the Debtor (and payment in advance of any expected associated expenses) further execute and deliver to the DIP Lender or the Debtor such other termination statements, releases and other agreements reasonably requested and provided by the DIP Lender or the Debtor which are reasonably necessary to evidence K-H's release and termination of its liens and security interests in the Collateral.

            Although the Debtor and the Guarantors do not believe they have any claims against K-H, in order to facilitate the discharge in full of all Obligations, each of the Debtor and the Guarantors (in the case of the Debtor and the debtor Guarantors, as debtors and debtors-in-possession) on behalf of themselves, their estates and their successors (including any trustee or estate representative in any bankruptcy case of which the Debtor or any Guarantor is the subject or in any subsequent case or proceeding under the Bankruptcy Code) hereby releases and discharges K-H and its affiliates and their respective successors and assigns and the officers, directors, employees, counsel, agents and other representatives of each of the foregoing (each, a

"Releasee") from any and all actions, causes of action, suits, suits of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, losses, liabilities, costs, expenses, debts, dues, demands, obligations, or other claims of any kind whatsoever, in law, admiralty or equity, which the Debtor or any Guarantor ever had, now has or hereafter can, shall or may have against any Releasee for, upon or by reason of any matter, cause or theory whatsoever from the beginning of the world to and including the Effective Date arising out of or relating to the Loan Documents.

            This letter agreement relates only to the Obligations and shall not affect any other amounts now or hereafter owed to K-H by Debtor and the Guarantors.

            This letter agreement shall terminate and be null and void if the Effective Date has not occurred on or before 1:00 p.m. (New York time) October 11, 1996.

            This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement to this letter. Please acknowledge your agreement to this letter by signing your name where indicated below, and fax a signed copy of this letter to our attention at 716-888-8010.

                                 Very truly yours,

                                 K-H CORPORATION


                                 By:/s/ Fred J. Chapman
                                    --------------------
                                 Its: Treasurer

ACKNOWLEDGED AND AGREED:

FRUEHAUF TRAILER CORPORATION


By:/s/ Kenneth A. Minor
   -----------------------
Its: Vice President - Treasurer


FGR, INC.


By:/s/ Kenneth A. Minor
   -----------------------
Its: Vice President - Treasurer


FRUEHAUF CORPORATION


By:/s/ Kenneth A. Minor
   -----------------------
Its: Vice President - Treasurer


MARYLAND SHIPBUILDING & DRYDOCK COMPANY


By:/s/ Gary K. Lorenz
   -----------------------
Its: President


THE MERCER CO.


By:/s/ Kenneth A. Minor
   -----------------------
Its: Vice President - Treasurer


FRUEHAUF INTERNATIONAL LIMITED


By:/s/ Kenneth A. Minor
   -----------------------
Its: Vice President - Treasurer


DEUTSCHE-FRUEHAUF HOLDING CORPORATION


By:/s/ Kenneth A. Minor
   -----------------------
Its: Vice President - Treasurer


JACKSONVILLE SHIPYARDS, INC.


By:/s/ Gary K. Lorenz
   -----------------------
Its: President


M.J. HOLDINGS, INC.


By:/s/ Kenneth A. Minor
   -----------------------
Its: Vice President - Treasurer